Exhibit 99.1

Teleglobe International Holdings Ltd Announces Second Quarter 2004
Results

    HAMILTON, Bermuda--(BUSINESS WIRE)--Aug. 12, 2004--Teleglobe International Holdings Ltd (Nasdaq:TLGB) "Teleglobe," a leading provider of international wholesale telecommunications services, today announced second quarter 2004 results for the period ended June 30, 2004. Second quarter 2004 revenue was $230.7 million versus $214.5 million in the first quarter of 2004 and $200.8 million in the second quarter of 2003. Net loss for second quarter 2004 was $5.1 million versus net income of $2.5 million in the first quarter of 2004 and a loss of $0.8 million in the second quarter of 2003. Net loss available to common shareholders for the second quarter of 2004 was $6.7 million, or $(0.17) per common share, versus net income available to common shareholders of $0.1 million or $0.00 per common share in the first quarter of 2004 and net loss available to common shareholders of $1.6 million, or $(0.06) per share in the second quarter of 2003. Results include only one month of ITXC Corp., as the merger and related transactions were consummated on May 31, 2004, making prior period financials not comparable. Comparability is also affected by the May 2003 transaction described below. As at June 30, 2004, the combined company had 38,985,663 shares outstanding.
    On a pro forma basis, giving effect to the ITXC Corp. merger and related transactions as if they had taken place at January 1, 2004, second quarter 2004 pro forma revenue was $286.0 million versus $304.8 million in the first quarter of 2004. Second quarter 2004 pro forma net loss was $12.8 million versus net loss of $8.4 million in the first quarter of 2004. Second quarter 2004 pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) were $6.8 million versus first quarter 2004 pro forma EBITDA of $7.7 million, excluding integration expenses of $4.8 million and $0.8 million from each period, respectively. EBITDA is a non-GAAP concept (see non-GAAP financial data footnote in this press release).
    Liam Strong, president and CEO of Teleglobe, stated "Second quarter 2004 results were as expected overall, with volumes posting solid increases from prior periods in our value added services and data transport businesses. Higher margin value added services sales in particular were strong in the quarter. Our voice business was affected in the quarter by the disruption from the ITXC purchase and sales and traffic management integration. However, current trends in our voice business are strengthening now that the fully integrated sales force and traffic management group are operational. Together, sales mix, increased volume and continued network cost reductions helped us achieve a sequential increase in gross margin as a percent of revenue on a pro forma basis. We also made strong progress during the quarter on the ITXC integration and every customer can now access our combined multi-level services offering regardless of interface through Teleglobe's comprehensive Global Network."
    Mr. Strong continued, "In the second half of the year, we are concentrated on a few key initiatives. First, we are now performing the next wave of ITXC systems integrations and expect to begin progressively realizing $25-$30 million in merger synergies as we move toward completion by early 2005. Also, we are accelerating the launch of new mobile roaming value-added services to our 375 mobile customers through our exclusive marketing agreement with XIUS India Ltd. This agreement supports our strategy to deepen our penetration of this high-growth segment through an ASP solution that offers a superior cost and quality equation relative to other alternatives. Lastly, we are proceeding with plans to deepen our IP penetration within select geographies, principally in this quarter in South-East Asia. In all, we are maintaining a tight focus on driving volumes to leverage our scale, on expanding our portfolio of higher margin services, and on continuous cost productivity to grow earnings and ROIC over time."

    GAAP Results

    In May 2003, Teleglobe, termed "Successor," completed the acquisition of the wholesale voice, data, Internet transit and mobile carrier services and value-added services businesses in the US, the UK, Spain, Hong Kong, and Australia from Consolidated Old Teleglobe, termed its "Predecessor." The Predecessor includes portions of certain businesses not purchased by the Successor. Second quarter 2004 reported Successor results include one month of Teleglobe and ITXC Corp.'s combined operations; second quarter 2003 results combine one month of Successor results with two months of Predecessor results, and are therefore not comparable to the second quarter 2004 results described above.
    Revenues for the first six months of 2004 were $445.2 million versus $430.6 million for the first six months of 2003. Net loss for the first six months of 2004 was $2.6 million versus net loss of $27.7 million for the first six months of 2003. Net loss available to common shareholders for the first six months of 2004 was $6.6 million or $(0.22) per share versus first six month 2003 net loss available to common shareholders of $28.5 million or $(1.01) per share. Six-month 2004 Successor results include one month of Teleglobe and ITXC Corp.'s combined operations; six-month 2003 results include 5 months of Predecessor operations and one month of Successor operations.

    Non-GAAP Results

    EBITDA (Earnings before interest, taxes, depreciation, and amortization) for second quarter 2004 was $4.8 million versus $10.5 million in the first quarter 2004 and $7.5 million in the second quarter of 2003. EBITDA is a non-GAAP concept, differing from GAAP measures in that it excludes net interest expense, taxes, depreciation and amortization. A more detailed reconciliation of the differences between GAAP and non-GAAP results is included in the financial tables in this press release.

    Potential Financial Restatement of Seven Months Ended December 31, 2003 to Reflect Elimination of Foreign Exchange Loss and Deferred Tax Expense

    During the preparation of second quarter financial statements, Teleglobe identified two errors that had occurred in the seven months ended December 31, 2003. The first error related to the translation of the value of accounts receivable and accounts payable in foreign currency into United States dollars and was identified through an upgrade in automation of its financial system software. The second error related to an incorrect calculation of provision for income taxes due to incorrect denomination of intercompany loans. This error was discovered during the repayment of these loans in connection with their refinancing concurrent with the acquisition of ITXC Corp on May 28, 2004. Teleglobe is evaluating the impact of these errors, which may result in a restatement of its results for the seven months ended December 31, 2003. Teleglobe believes that the potential impact of this restatement will be a net increase in earnings for this seven month period of between zero and $6.0 million as will be detailed in the company's Form 10-Q to be filed no later than August 20, 2004.
    Teleglobe's implementation of enhanced software system tools to strengthen the automation of its translation adjustment processes led to the discovery of the most significant error. In connection with the restatement process and in order to further strengthen its internal controls, Teleglobe is also implementing a formal policy in connection with agreements, the details of which will be provided in Teleglobe's Form 10-Q for the second quarter of 2004. Teleglobe remains fully dedicated to providing timely and accurate financial reporting, and will continue to evaluate the effectiveness of its controls and procedures on an ongoing basis and will implement further actions as necessary in its continuing efforts to strengthen the control process.

    Non-GAAP Financial Data (Unaudited)

    We are presenting EBITDA (Earnings before interest, taxes, depreciation and amortization) and Gross Margin because management considers them to be important supplemental measures of our performance and believes that they are frequently used by interested parties in the evaluation of companies in our industry. However, EBITDA and Gross Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include the following:

    -- EBITDA does not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments;

    -- EBITDA does not reflect changes in, or cash requirements for, working capital needs;

    -- EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

    -- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

    -- EBITDA reflects the impact on earnings of charges resulting from matters we consider not to be indicative of our ongoing operations; and

    -- Other companies in our industry may calculate EBITDA and Gross Margin differently than we do, limiting their usefulness as a comparative measure.

    -- The Gross Margin calculation excludes any depreciation or amortization relating to property, equipment and intangible assets required to generate revenues.

    Because of these limitations, we rely primarily on the GAAP results and use EBITDA and Gross Margin only as supplemental measures.

    About Teleglobe:

    Teleglobe International Holdings Ltd is a leading provider of international voice, data, Internet and mobile roaming services with over 50 years of industry expertise in international telecommunications. Teleglobe became a public company trading on the Nasdaq under the symbol TLGB with the acquisition of Voice over IP
(VoIP) network leader ITXC Corp. on June 1, 2004.
    Teleglobe owns and operates one of the world's most extensive telecommunications networks, reaching over 240 countries and territories with voice and advanced data services. Teleglobe is the carrier of choice to more than 1,200 wholesale customers representing the world's leading telecommunications, mobile operators and Internet service providers.
    Carrying over 11 billion minutes per year, and a significant portion of the world's Internet traffic, Teleglobe's network is consistently ranked among the most robust and reliable, performing at the high end of industry standards. Detailed information about Teleglobe is available on the company's web site at www.teleglobe.com.

    Forward-looking Statements

    Teleglobe has included in this press release forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements concerning future or expected events or results.
    Actual results could differ materially from those projected in the companies' forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the risks and uncertainties described in "Risk Factors" in the Registration Statement on Form S-4/A filed by Teleglobe with the SEC on April 30, 2004 and in the Form 10-Q filed by Teleglobe on June 14, 2004.

    Teleglobe International Holdings Ltd - Selected Financial
Highlights for the periods indicated (Unaudited) (USD$, 000's):


                                     Q2-2004    Q1-2004     Q2-2003
                                   (Successor)(Successor)(Predecessor/
                                                          Successor)
Consolidated Statement of
 Operations (Successor) / Combined
 Statement of Operations
 (Predecessor) - Selected
 Information
                                   -----------------------------------

Revenues                             $230,651   $214,544     $200,760

Telecommunication expenses            169,370    154,356      137,492
Network expenses, exclusive of
 amortization and
 depreciation                          24,068     23,734       30,186
                                   -----------------------------------
 Total telecommunication and
  network expenses                   $193,438   $178,090     $167,678

Selling, general & administrative,
 restructuring and bad debt expenses,
 stock based compensation, foreign
 exchange loss (gain)
 and other income                    $ 32,445    $25,905      $15,666


Net income (loss)                     $(5,083)    $2,480        $(800)


    Teleglobe International Holdings Ltd - Selected Financial
Highlights for the periods indicated (USD$, 000's) (Unaudited) -
(Continued):


*Reconciliation of EBITDA to GAAP    Q2-2004    Q1-2004    Q2-2003
 Measure for the periods           (Successor)(Successor)(Predecessor/
 indicated                                                 Successor)
----------------------------------------------------------------------

Net income (loss)                     $(5,083)    $2,480        $(800)
Add:
  Interest expense, net                 3,821      2,389          615
  Income tax (recovery) expense        (1,038)       148           16
  Depreciation                          5,729      4,512        7,498
  Amortization of intangible
   assets                               1,339      1,020          156
                                 -------------------------------------
EBITDA                                 $4,768    $10,549       $7,485
                                 -------------------------------------




*Reconciliation of Gross Margin to   Q2-2004    Q1-2004     Q2-2003
 GAAP Measure for the periods      (Successor)(Successor)(Predecessor/
 indicated                                                Successor)
----------------------------------------------------------------------

Income (loss) before reorganization
 items and income taxes              $ (6,121)    $2,628       $9,147
Add:
  Interest expense, net and other
   income                               3,754      2,381        1,234
  Foreign exchange loss (gain)           (179)       485       (7,497)
  Depreciation                          5,729      4,512        7,498
  Amortization of intangible assets     1,339      1,020          156
  Bad debt (recovery) expense             497     (1,087)         876
  SG&A, restructuring & carve-out
   fees                                32,194     26,515       21,668
                                   -----------------------------------
Gross Margin                          $37,213    $36,454      $33,082
                                   -----------------------------------
Gross Margin as a Percentage of
 Revenue                                 16.1%      17.0%        16.5%


    Unaudited Pro Forma Financial Information for Teleglobe International Holdings Ltd and ITXC - Selected Financial Highlights for the periods indicated (USD$, 000's):
    The following pro forma information is based on a preliminary purchase price allocation pending the finalization of analysis of net assets acquired. Consequently, the following results may change upon the finalization of the purchase price allocation.


                                            Q2-2004   Q1-2004
                                           ---------------------------
                                            Pro Forma Pro Forma

Pro Forma Statement of Operations (giving
 effect to the merger as if it had occurred
 on January 1, 2004) - Selected Information
 (7)
                                           ---------------------------

Revenues                                    $286,012  $304,813     (1)

Telecommunication expenses                   218,405   234,090  (1)(2)
Network expenses, exclusive of and
 amortization depreciation                    26,925    27,738     (2)
                                           ---------------------------
 Total telecommunication and network
  expenses                                  $245,330  $261,828


 Selling, general and administration,
  restructuring and bad debt expenses,
  foreign exchange loss (gain), stock
  based compensation and other income       $ 38,708  $ 36,105  (2)(3)

Net loss                                    $(12,773)  $(8,381)




*Reconciliation of EBITDA to GAAP Measure for      Q2-2004 Q1-2004
 the periods indicated                               (Pro   (Pro
                                                    Forma)  Forma)
                                                  --------------------

Net loss                                          $(12,773)$(8,381)
Add:
  Interest expense, net                              5,504   4,969 (6)
  Income tax expense (recovery)                       (883)    217
  Depreciation                                       8,129   8,068 (5)
  Amortization of intangible assets                  1,997   2,007 (4)
                                                  --------------------
EBITDA                                              $1,974  $6,880




*Reconciliation of Gross Margin to GAAP     Q2-2004     Q1-2004
 Measure for the periods indicated        (Pro Forma) (Pro Forma)
------------------------------------------------------------------

Loss before income taxes                   $ (13,656) $ (8,164)
Add:
  Interest expense, net and other income       5,465     4,961     (6)
  Foreign exchange loss (gain)                  (619)      661     (2)
  Depreciation                                 8,129     8,068     (5)
  Amortization of intangible assets            1,997     2,007     (4)
  Bad debt (recovery) expense                  1,032      (896)    (2)
  SG&A, restructuring & stock comp.           38,334    36,348  (2)(3)
                                          ---------------------
Gross Margin                                 $40,682   $42,985
                                          ---------------------
Gross Margin as a Percentage of Revenue         14.2%     14.1%


    Notes To Unaudited Pro Forma Results of Operations, for the Three Months Ended March 31, 2004 and June 30, 2004

    (1) Eliminate intercompany revenues between Teleglobe and ITXC.

    (2) To re-classify certain of ITXC's expenses to conform to Teleglobe's grouping of such expenses.
    (3) Amortization of the intrinsic value applicable to the future vesting period for unvested ITXC options at the date of acquisition.
    (4) Reflects the amortization of the excess value attributed to other intangible assets over a four to seven year period.
    (5) Adjusts estimated lives of ITXC's property and equipment to reflect the expected use of certain assets by Teleglobe and adjusts estimated fair values of property and equipment.
    (6) The Teleglobe Preferred Shares were retired as of the transaction date. Concurrently with such retirement, $100 million of senior notes were issued with a maturity period of four years. The interest expense relating to the notes is 10% per annum plus 1% of the outstanding balance at the end of the first year and 2% of the outstanding balance at the end of the second year. The bonus interest expense of 3% will be amortized over the four year period using the effective interest rate method. An approximate one-time financing fee in the amount of $100,000 will be amortized over a period of four years.
    An increase or decrease in intangibles or depreciable assets may occur when a final valuation of assets acquired and liabilities assumed is completed. Accordingly, the approximate amount of $98 million which has been preliminarily allocated to goodwill, may be reallocated to amortizable intangible or depreciating assets resulting in an increase or decrease to the depreciation or amortization charge included in the statement of operations.
    (7) The unaudited pro forma statements of operations for the first quarter of 2004 were prepared using the first quarter 2004 results of Teleglobe International Holdings Ltd as filed in a 10-Q on June 14, 2004 with the SEC and the results of ITXC for the first quarter of 2004 as filed in a 10-Q on May 10, 2004 with the SEC. The combination of these two statements of operations were modified by incorporating the adjustments listed in items 1 to 6 above.
    The unaudited pro forma statements of operations for the three months ended June 30, 2004 were prepared using the second quarter 2004 results of Teleglobe International Holdings Ltd including the results of ITXC for the month of June 2004, that will be filed with the SEC shortly and the results of ITXC for the months of April and May 2004. The combination of the statement of operations of Teleglobe International Holdings Ltd and ITXC,s results for two months were modified by incorporating the adjustments listed in items 1 to 6 above.

    Revenue Information

    The following table presents relevant revenue-related information for the periods indicated for Teleglobe International Holdings Ltd. (Unaudited)


                                       Three    Three   Three Months
                                        Months   Months    Ended
                                        Ended    Ended    June 30,
                                      June 30, March 31,    2003
                                        2004     2004
                                      --------------------------------
                                      Successor Successor Predecessor/
                                                           Successor
Revenues per line of business (in
 millions of U.S. dollars)
 Voice - transport                        $183     $166        $148
 Data - transport                           26       28          32
 Value - added services                     22       21          21
                                      --------------------------------
 Total                                    $231     $215        $201

Total revenues excluding BCE revenues     $211     $192        $155
Percentage of revenues from BCE            8.7%    10.5%       22.9%

Minutes of traffic (in millions)
 Voice - transport                         2,444    2,092     1,752
 Other                                        53       50        59
                                      --------------------------------
 Total                                     2,497    2,142     1,811
Average voice revenue per minute          $0.075   $0.079    $0.085

Geographic distribution of revenues
  Asia                                       9%       9%         10%
  Canada                                    11%      13%         23%
  Europe                                    28%      30%         26%
  USA                                       35%      33%         32%
  Latin America                              4%       5%          5%
  Other                                     13%      10%          4%
                                      --------------------------------
Total                                      100%     100%        100%


    (1) BCE (Bell Canada Enterprises) is Canada's largest telecommunications company.

    Revenue Information - Pro Forma

    The following table presents Pro Forma (Teleglobe International Holdings Ltd and ITXC) relevant revenue-related information for the periods indicated. See notes on Pro Forma amounts on previous pages. (Unaudited)


                                                Three          Three
                                                 Months        Months
                                                 Ended         Ended
                                                 June 30,    March 31,
                                                 2004          2004
                                                ----------------------
                                                 Pro           Pro
                                                 Forma        Forma

Revenues per line of business
 (in millions of U.S. dollars)
 Voice - transport                                $238         $256
 Data - transport                                   26           28
 Value - added services                             22           21
                                                ----------------------

 Total                                            $286         $305

Total revenues excluding BCE revenues             $266         $283
Percentage of revenues from BCE                   7.0%         7.4%

Minutes of traffic (in millions)
 Voice - transport                               3,264        3,392
 Other                                              53           50
                                                ----------------------

 Total                                           3,317        3,442
Average voice revenue per minute                $0.073       $0.075

Geographic distribution of revenues
  Asia                                               9%         10%
  Canada                                            10%         11%
  Europe                                            31%         32%
  USA                                               37%         33%
  Latin America                                      4%          5%
  Other                                              9%          9%
                                                ----------------------
Total                                              100%        100%


    (1) BCE (Bell Canada Enterprises) is Canada's largest telecommunications company.

    CONTACT: Teleglobe
             Rick Willett, 514-868-7490
             or
             John Landau/Megan Cannell, 609-750-3262
             mcannell@itxc.com
             or
             Lippert/Heilshorn & Associates
             Jody Burfening/Carolyn Capaccio, 212-838-3777 ccapaccio@lhai.com